UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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BENCHMARK ELECTRONICS, INC.

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BENCHMARK ELECTRONICS, INC.

3000 Technology Drive
Angleton, Texas 77515

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 17, 2011

Shareholders of Benchmark Electronics, Inc.:

The 2011 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the Company) will be held at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas, on Tuesday, May 17, 2011, beginning at 10:00 a.m. (local time), for the following purposes:

1. to elect six directors to serve on the Board of Directors until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified;

2. to provide an advisory vote on the compensation of the Company’s Named Executive Officers;

3. to provide an advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;

4. to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011; and

5. to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 25, 2011 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting.

By order of the Board of Directors,
/s/ Kenneth S. Barrow Kenneth S. Barrow General Counsel and Secretary

Angleton, Texas
April 4, 2011

YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the meeting, you are urged to act promptly to vote your shares. You may vote in person or by using a proxy as follows:

•	By internet: Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.
•	By telephone: Call 1-800-579-1639 on a touch tone phone. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.
•	By mail: Please request written materials as provided in the Notice of Availability of Proxy Materials. Complete, sign, and date the proxy card and return it to the address indicated on the proxy card.

The proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515
(979) 849-6550

April 4, 2011

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 17, 2011

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of Benchmark Electronics, Inc. (the Company) for use at the 2011 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 17, 2011 beginning at 10:00 a.m. (local time), and any adjournment thereof (the Meeting) for the purposes set forth in this Proxy Statement and the accompanying Notice. It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about April 7, 2011.

Proxies

Proxies in the enclosed form that are properly executed and received by the Company before or at the Meeting and which are not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted FOR the election of all nominees for director named herein to serve on the Board until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified, FOR the resolution approving the named executive officer compensation for 2010 as disclosed in this proxy statement, FOR conducting future advisory votes on compensation of the Company’s named executive officers annually and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011. If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. The proxy also confers on the persons named therein discretionary authority to vote with respect to any matters presented at the Meeting for which advance notice was not received by the Company prior to January 31, 2011. Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Voting Securities

Shareholders of record at the close of business on March 25, 2011 are entitled to notice of and to vote at the Meeting. As of March 25, 2011, there were 61,154,172 common shares, $0.10 par value per share (Common Shares), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.

Quorum and Other Matters

The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum. Common Shares represented by a properly completed, signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Common Shares held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a non-vote) for voting on some or all other matters.

All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention, a broker non-vote or a withholding of authority to vote with respect to the election of directors or the ratification of the appointment of the Company’s independent registered public accountants will have the effect of a vote against the proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth certain information with respect to each nominee for election as a director of the Company. Each nominee was proposed for reelection by the Nominating/Governance Committee for consideration by the Board and proposal to the Shareholders. The information as to age, principal occupation, and directorships has been furnished by each such nominee.

Name	Age	Principal Occupation	Director Since
Cary T. Fu	62	Chairman of the Board and Chief Executive Officer of the Company	1990(1)
Michael R. Dawson	57	Retired Senior Vice President and Chief Financial Officer of Northern Offshore, Ltd.	2006
Peter G. Dorflinger	59	General Partner of MAD Capital Partners	1990
Douglas G. Duncan	60	Retired President and Chief Executive Officer of FedEx Freight Corporation	2006
Bernee D.L. Strom	63	Chairman and Chief Executive Officer of WebTuner Corp.	2004
Clay C. Williams	48	Executive Vice President and Chief Financial Officer of National Oilwell Varco, Inc.	2008

(1)	Also served as a director of the Company from 1986 to 1988.

Mr. Fu has been a director of the Company since 1990, Chairman of the Board since May 2009 and Chief Executive Officer since September 2004. He served as President and Chief Executive Officer of the Company from September 2004 to December 2006, President and Chief Operating Officer of the Company from May 2001 to September 2004, Executive Vice President from 1990 to May 2001 and Executive Vice President — Financial Administration from 1990 to April 1992. He also has served the Company as Treasurer from 1986 to January 1996, Secretary from 1990 to January 1996 and from 1986 to 1988 and Assistant Secretary from 1988 to 1990. In addition, Mr. Fu also served as a director of the Company from 1986 to 1988. From 1983 to 1986, Mr. Fu was employed by Intermedics as Controller of the Company and another subsidiary of Intermedics. Mr. Fu holds an M.S. degree in accounting from the University of Houston and is a Certified Public Accountant. Mr. Fu also serves on the board of directors of Teradata Corporation. As one of the Company’s founders, Mr. Fu brings to the Board an unparalleled familiarity with the Company’s business and industry.

Mr. Dawson has been a director of the Company since 2006 and has served as chair of the Audit Committee since May 2007. Mr. Dawson was Senior Vice President and Chief Financial Officer of Northern Offshore, Ltd., an offshore oil and gas drilling contractor from January 2008 to April 2010. Mr. Dawson served as Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation from June 2005 to November 2007. Previously, he served GlobalSantaFe as Vice President and Controller from 2003 to 2005 and as Vice President and Treasurer from 2001 to 2003. Prior to November 2001, Mr. Dawson served as Vice President, Investor Relations and Corporate Communications for Global Marine Inc. A former Certified Public Accountant, Mr. Dawson joined Global Marine in 1999 after 16 years with Union Texas Petroleum Holdings, where he served as Director of Acquisitions and Portfolio Management, Director of Investor Relations and in numerous financial management positions in the Controller’s organization. Mr. Dawson began his career at Shell Oil Company in 1975. Mr. Dawson holds a B.B.A. degree from the University of Iowa. In recommending Mr. Dawson as a nominee for election as a director of the Company, the Nominating/Governance Committee considered Mr. Dawson’s experience as a Chief Financial Officer and related positions with various companies, all of which will add to his service on the Company’s Audit Committee. Mr. Dawson qualifies as an “independent director” under the rules of the NYSE and as defined in Schedule 14A promulgated under Securities Exchange Act of 1934 and as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Mr. Dorflinger has been a director of the Company since 1990 and is a member of the Audit Committee. Mr. Dorflinger served as chair of the Nominating/Governance Committee from May 2006 to May 2010 and as chair of the Compensation Committee from December 2003 to May 2006. Mr. Dorflinger is a general partner of MAD Capital Partners focusing on private investments in oil and gas exploration, commercial property development, and early stage medical product companies. Mr. Dorflinger is the former President of GlasTech, Inc., a dental products manufacturer, a position he held from November 1998 through May 2002. From January 1998 through October 1998, he served as President and Chief Operating Officer of Physicians Resource Group, Inc., a physicians’ practice management company. From January 1997 through January 1998, he served as Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment. From March 1987 through October 1996, he served as Vice President, General Counsel and Secretary of Intermedics. From June 1990 through October 1996, he also served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical companies, including Intermedics. Mr. Dorflinger received a J.D. degree from the University of Houston and is also a director of several privately held companies. Mr. Dorflinger brings the experience of many years of service as a director of the Company and his intimate understanding of the Company and its business. Mr. Dorflinger qualifies as an “independent director” under the rules of the NYSE.

Mr. Duncan has been a director of the Company since 2006 and is a member of the Audit and Nominating/Governance Committees. He has served as chair of the Nominating/Governance Committee since May 2010. Mr. Duncan is the retired President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services. He was founding CEO of this stand-alone corporation for FedEx and served in that capacity from 2001 until 2010. Mr. Duncan graduated from Christopher Newport University. In recommending Mr. Duncan as a nominee for election as a director of the Company, the Nominating/Governance Committee considered not only Mr. Duncan’s experience as a Chief Executive Officer, but also his skills and leadership with logistics. Mr. Duncan qualifies as an “independent director” under the rules of the NYSE. Mr. Duncan also serves on the board of directors of J.B. Hunt Transport Services, Inc.

Ms. Strom has been a director of the Company since 2004 and is a member of the Compensation and Nominating/Governance Committees. Ms. Strom has served as Presiding Director since May 2010. She served as chair of the Audit Committee from May 2006 to May 2007 and served as chair of the Nominating/Governance Committee from May 2004 to May 2006. Ms. Strom is Chairman and CEO of WebTuner Corp., a developer of software infrastructure for next generation television systems. She remains a Founding Partner of Revitalization Partners LLC, an international specialty management services firm that provides hands-on interim executive management and advisory services to client companies. Ms. Strom also serves as a director of Ensequence, Inc., a software company that has developed a cross platform technology for interactive video across cable, satellite, broadband and mobile devices. She also has served as President and Chief Executive Officer of The Strom Group, an investment and business advisory firm, since 1990. From July 2000 to February 2001 she was Chairman and Chief Executive Officer of iCopyright.com, a provider of Internet content services. From January to June 2000 she was President of InfoSpace.com Ventures, LLC, the venture capital arm of InfoSpace.com, Inc., a global provider of information and commerce infrastructure services for wireless devices and web sites. From 1998 to 1999 she was President and Chief Operating Officer of InfoSpace.com, Inc. From 1997 to 1998, she was CEO of Walker Digital and its first spin-out, priceline.com. From 1995 to 1997 she was President and Chief Executive Officer of USA Digital Radio Partners, LP, a communication and technology company. Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. (ABD) in mathematics and mathematics education from New York University and her M.B.A. from the Anderson School at the University of California, Los Angeles. She was recently named one of Anderson’s ‘100 Most Impactful’ alumni. Ms. Strom brings the experience gained through her service on boards or as an officer of several companies and qualifies as an “independent director” under the rules of the NYSE.

Mr. Williams has been a director of the Company since 2008 and is a member of the Compensation and Nominating/Governance Committees. He has served as chair of the Compensation Committee since May 2010. Mr. Williams is Executive Vice President and Chief Financial Officer of National Oilwell Varco, Inc., a global service provider and manufacturer of equipment for oil and gas producers. He also served as the

Chief Financial Officer of Varco International, Inc. prior to Varco’s merger with National-Oilwell. Mr. Williams began his career at Shell Oil Company in 1985, and has held various positions in the energy industry for more than 20 years. Mr. Williams received a B.S. degree in Civil/Geological Engineering from Princeton University and an M.B.A. from the University of Texas at Austin. In recommending Mr. Williams as a nominee for election as a director of the Company, the Nominating/Governance Committee considered Mr. Williams’ current and past experience as a Chief Financial Officer. Mr. Williams qualifies as an “independent director” under the rules of the NYSE and as defined in Schedule 14A promulgated under Securities Exchange Act of 1934 and as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

The directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares present in person or represented by proxy at the Meeting. Unless the authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors though less than a quorum of the Board, provided that the remaining directors may not fill more than two such director vacancies during the period between any two successive annual meetings of shareholders. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor in office.

All directors will be elected to serve until the 2012 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Executive Officers

The executive officers of the Company are Cary T. Fu, Donald F. Adam and Gayla J. Delly. See “Election of Directors — Nominees for Election” for certain information with respect to the age, positions and length of service with the Company, and business experience of Mr. Fu.

Ms. Delly, 51, has been with the Company since 1996 and served as President from December 2006 and Chief Financial Officer from May 2001 to December 2006. She has also served as Executive Vice President of the Company from September 2004 to December 2006, as Vice President Finance of the Company from November 2000 to September 2004, as Treasurer from January 1996 to December 2006 and as Controller of the Company from January 1996 to January 2002. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant. Ms. Delly also serves as a director of Flowserve Corporation.

Mr. Adam, 47, has been Chief Financial Officer of the Company since December 2006. He has served as Vice President and Corporate Controller from July 2005 to December 2006 and as Corporate Controller from January 2002 to July 2005. From February 1998 to January 2002, Mr. Adam served as Chief Financial Officer of Specialty Piping Components, Inc. Mr. Adam holds a B.B.A. degree in accounting from The University of Texas and is a Certified Public Accountant.

Corporate Governance

The Company has been built on a culture where integrity is the first and most important value, and this value has long been a part of the Company’s corporate identity. The Company’s practices reflect corporate governance initiatives that are compliant with existing standards of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of our Board members are independent of the Company and its management as defined by the NYSE;
•	The independent members of the Board meet regularly without the presence of management;
•	The Audit Committee, the Compensation Committee and the Nominating/Governance Committee each operate under charters that clearly establish their respective roles and responsibilities;
•	All members of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee meet the tests for independence established by the NYSE;
•	The Chairman of the Audit Committee is an “audit committee financial expert”, as defined by the SEC;
•	The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;
•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee;
•	The Company’s internal audit group reports periodically throughout the year directly to the Audit Committee;
•	The Company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extensions of credit to any executive officer or director;
•	The Company has a code of conduct that applies to all employees, officers and directors and a reporting policy to allow for confidential and anonymous reporting to the Audit Committee; and
•	The Board operates under a set of corporate governance guidelines.

The Board will continue to enhance the Company’s governance practices as new ideas and best practices emerge. You can access our current committee charters for our Audit Committee, Compensation Committee and Nominating/Governance Committee, as well as our Code of Conduct applicable to all of the Company’s employees, officers and directors, and our Corporate Governance Guidelines, on our website at www.bench.com under “Investor — Corporate Governance,” or you may obtain print copies of these materials by writing to the Corporate Secretary at Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515, phone 979-849-6550.

Shareholders and other interested parties may send communications to the Board, the non-employee directors as a group or individual directors, in each case in care of Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

Operation of Board of Directors and Its Committees

The Board has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The directors are elected annually by the shareholders and hold office until their successors are elected and qualified. The Amended and Restated Bylaws of the Company provide for a Board of Directors consisting of not less than five, nor more than nine, members, as set from time to time by resolution of the Board of Directors. The Board presently consists of seven members. Following six years as a member of our Board, Laura W. Lang, has decided to not stand for reelection to the Board. Ms. Lang has been a director of the Company since 2005, and has served in several capacities, including Chairman of the Compensation Committee from May 2006 to May 2010. The decision that she would not be a nominee for reelection was not because of any disagreement with the Company or any matter related to the Company’s operations, policies or practices. The Board is interviewing candidates to replace Ms. Lang as an independent director, but there is no assurance that she will be replaced. If all of the nominees for election as director are elected at the Meeting, there will be six directors.

Currently, Mr. Fu serves as Chief Executive Officer and Chairman of the Board of Directors. The Board believes that having Mr. Fu serve both as Chairman of the Board and Chief Executive Officer represents at this point in time the most appropriate leadership structure for the Company. In reaching this conclusion the Board has considered, among others, the following reasons: Mr. Fu’s familiarity with the Company’s business and industry, his capacity to identify strategic priorities, his vision, and his ability to facilitate the flow of information between management and the Board. The Board feels that combining the roles of Chief Executive Officer and Chairman of the Board affirms the fact that the Company has the ability to develop and implement strategy effectively without being weakened by multiple leaders. The Board acknowledges, however, that independent Board leadership is important and therefore the Board has established the position for a lead independent director, who carries the title “Presiding Director” and is elected to preside at the non-management executive sessions. The Presiding Director also serves as an additional communication link between management and the Board.

The NYSE rules require that the Company have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company and its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant. Accordingly, as of the date of this Proxy Statement, the Board has determined that the following nominees are “independent”: Michael R. Dawson, Peter G. Dorflinger, Douglas G. Duncan, Bernee D.L. Strom and Clay C. Williams. The Board has determined that each independent director or nominee had no material relationship with the Company other than as a director, shareholder or management, and that none of the express disqualifications contained in the NYSE rules apply to any of them.

In making this determination, the Board considered any transactions, relationships and arrangements as required by the NYSE listing requirements. In particular, the Board noted that in the ordinary course of business, transactions may occur between the Company and companies or other entities at which some of our directors are executive officers. If the Board identifies a suitable independent replacement for Ms. Lang, it intends to increase the size of the Board back to seven to fill the vacancy created thereby with such individual.

During 2010, Mr. Duncan was employed by FedEx Freight Corporation with which the Company engages in ordinary course of business transactions — purchasing of freight services. Under the NYSE rules, business transactions are not considered to be material transactions that would impair a director’s independence if the director is an employee or executive officer of another company that does business with the Company and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1,000,000 or 2% of the annual consolidated gross revenues of the company by which the director is employed. The Company’s transactions with FedEx Freight Corporation and its parent, FedEx Corporation, were below the threshold set forth in the NYSE rules.

Our Board oversees an enterprise-wide approach to risk management. The Board not only aims to understand the risks facing the Company and the steps management is taking to address them, but also actively decides on the levels of risks appropriate for the Company, when designing and implementing its business strategy. In achieving this objective, the full Board participates in an annual enterprise risk management assessment. In this process, risk is assessed throughout the business, focusing on six primary areas of risk: financial risk, legal/compliance risk, operational/transaction risk, customer services/reputation risk, information technology risk and inherent (other) risks. In addition to discussion of risk with the full Board at least once a year, the independent directors discuss risk management during non-management executive sessions led by the Presiding Director.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board have also been entrusted with responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditor, and quarterly reports on identified risk areas. In setting compensation, the Compensation Committee also strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

The Board held six meetings during 2010. Each of the directors attended at least 75% of such meetings during the period in which he or she was director. Mr. Fu is also an employee of the Company. He does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors. In addition to committee meetings, the non-employee directors regularly meet outside the presence of Mr. Fu. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled meetings. Additional executive sessions can be scheduled at the request of the non-employee directors. The non-employee directors elect a “Presiding Director” to preside at these non-management executive sessions, on a rotating basis. Since May 2010, Ms. Strom has served as Presiding Director over the executive sessions and will serve as Presiding Director from May 2011 to May 2012.

The Board has an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each member of each committee meets the independence requirements of the NYSE.

The Audit Committee, consisting of Messrs. Dawson, Dorflinger and Duncan, met twelve times during 2010 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. Mr. Dawson qualifies as an “audit committee financial expert” under the rules of the SEC. For a description of Mr. Dawson’s qualifications see “Election of Directors — Nominees for Election”. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Board, in its business judgment, has determined that Audit Committee members are “independent,” as required by applicable listing standards of the NYSE governing the qualifications of the members of audit committees, including the requirements of the Securities Exchange Act of 1934. The function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors and (v) the performance of the Company’s internal audit function and the outside auditors; and to prepare the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Audit Committee.”

The Compensation Committee, consisting of Mr. Williams, Ms. Lang and Ms. Strom, met five times during 2010 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Compensation Committee are to (i) oversee the administration of the compensation plans, in particular the incentive compensation and equity-based plans, of the Company (and, to the extent appropriate, the subsidiaries of the Company), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation and (iv) prepare the annual report on executive compensation required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Compensation Committee.”

The Nominating/Governance Committee, consisting of Messrs. Duncan, Williams and Ms. Strom, met four times during 2010 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and (iv) oversee corporate governance matters and coordinate an annual evaluation of the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these minimum requirements, the Nominating/Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise. In addition, although there is no specific policy on considering diversity, the Board and the Nominating/Governance Committee, believe that the Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, viewpoint, education, skills and professional experience. The Nominating/Governance Committee typically utilizes a search firm to identify and screen the candidates, do reference checks, prepare a biography for each candidate for the Nominating/Governance Committee to review and coordinate interviews. The Nominating/Governance Committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the Nominating/Governance Committee selects nominees who best suit the Board’s needs. The Nominating/Governance Committee will consider for nomination to the Board candidates suggested by the shareholders, provided that such recommendations are submitted and received by us at our principal executive offices at 3000 Technology Drive, Angleton, Texas 77515, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals.”

The Board does not have a formal written policy requiring members to attend the Shareholders’ Meeting, although all members have traditionally attended. We anticipate that all of our directors will attend our 2011 Annual Meeting of Shareholders.

Certain Transactions

The Board reviews Related Person Transactions (as defined below) in which the Company is or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person (as defined below) had or will have a direct or indirect material interest and that exceed $120,000 (Related Person Transactions) are subject to the Board’s review. “Related Persons” are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who shares in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

The Board does not have a written policy regarding Related Person Transactions. The Board does not believe a written policy is necessary because the Board has not, and does not expect to, approve the Company’s engagement in any Related Person Transactions other than in rare circumstances. Each Related Person Transaction is considered on a stand-alone basis based on facts and circumstances at the time.

After its review, the Board decides whether to approve or ratify a Related Person Transaction that is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

Our executive compensation program is designed to:

•	Attract, retain and reward high-caliber management talent;
•	Incentivize the achievement of both the Company’s short-term and long-term operating objectives and performance;
•	Be transparent, fair, objective and, to the extent practical, formulaic;
•	Encourage taking prudent business risk for appropriate potential long-term benefit, while avoiding excessive, unnecessary or unwise risk; and;
•	Encourage smart investment and prudent deployment of capital.

At-risk, incentive compensation commits our senior executives to delivering challenging results over both the short- and long-term by rewarding the achievement of those results and aligning their interests with the financial interests of our shareholders.

We have made three important changes to our compensation program within the past two years to more closely align the financial interests of our executive officers with that of our shareholders. First, we instituted a share ownership guideline for our executive officers, to require a long-term ownership stake in the Company (See “Share Ownership Guidelines”).

Second, beginning in March 2011, our Compensation Committee achieved its goal of aligning all board-level compensation decisions (adjustments to base salaries, annual incentive compensation opportunities, and long-term equity-based incentive compensation) to a single day, rather than adjusting different components and making awards throughout the year. The Committee believes that alignment of compensation decisions to a single day better reinforces performance feedback to the executive (See “Timing of Compensation Decisions”).

Third, in March of 2011 we added performance-based restricted stock units (PSUs) to the compensation components used in our compensation program, to more closely tie pay to performance. Specifically, the vesting of PSUs depends upon the Company’s achievement of absolute financial goals as set by the Board, including annual revenue growth rate (8% or higher), operating income margin (4.5% or higher), and return on invested capital (12% or higher), over a four year period (See “Long-Term Equity-Based Incentive Compensation”).

The primary components of our executive compensation program, described in more detail within the report, are:

•	Base Salary pays a set level of monthly cash income to the executive, generally within the median range of Peers.
•	Annual Incentive Award pays a variable cash award based solely upon financial performance by the Company against revenue, earnings, and inventory turn targets set by the board at the beginning of each year, to reward good near-term operational performance in sales, earnings and cash flow.
•	Restricted Shares are awarded to retain management and permit each executive to steadily build an ownership stake in the Company to encourage long-term shareholder value creation.
•	Performance-Based Restricted Stock Units (PSUs) reward performance and accelerate the executive’s ownership stake, subject to the achievement of specific long-term financial objectives over a four year period.
•	Stock Options directly align value to the executive with the increase in value of shares of the Company, over a four year vesting period and as long as the executive holds the options.

Three of the components — Annual Incentive Awards, Performance-Based Restricted Stock Units, and Stock Options — are “at-risk” in that they are of value only when the Company’s financial objectives are achieved by the executive or the value of the Company’s shares rise. The Company believes that the design of these closely aligns the executive’s pay with performance beneficial to the Company and its shareholders.

Role of Compensation Committee

Our Compensation Committee, which is comprised solely of independent directors, is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company, including our Named Executive Officers and Chief Executive Officer. With respect to long-term equity-based incentive compensation paid to our Named Executive Officers and Chief Executive Officer, as well as to all other employees, the Compensation Committee makes a recommendation to the Board, which then approves the compensation.

Our Compensation Committee directly engaged Mercer Human Resource Consulting, Inc. in 2010 to serve as the Compensation Committee’s independent compensation consultant (the consultant) and perform an executive compensation review. The consultant did not provide any services on behalf of management and did not have any potential business conflicts with its role as an independent advisor.

Role of Management

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The Chief Executive Officer annually reviews the performance of the other executive officers, and conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual equity awards, are presented to the Compensation Committee. Our Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the officers of the Company (which includes the executive officers).

Competitive Market Review

In setting executive officer compensation, our Compensation Committee considers all factors it deems relevant, including its views of appropriate compensation levels. The Compensation Committee also considers data and recommendations presented by the consultant and management based on market pay survey data that provides information on the level of the total target compensation (which is comprised of salary, annual incentive compensation and long-term incentive awards) paid to similarly positioned executives at companies in a peer group (the Peer Group), identified below. The Company’s targeted compensation opportunity is generally set with the median range of the Peer Group. Our compensation program is designed to deliver above median compensation for above median performance and below median compensation for below median performance. To determine the amount for each of these executives, the Compensation Committee performed a subjective evaluation of each executive’s performance and responsibilities, market pay survey data, relativity in pay among the Company’s executive officers; comparability of each executive’s role to other named executive officers cited within proxies from the Peer Group; general compensation trends; the Company’s financial position; specific challenges faced by the executive; and, for each executive other than the Chief Executive Officer, the recommendation of the Chief Executive Officer (without assigning specific weight to each factor). In setting executive compensation, our Compensation Committee has not established a set formula or other quantitative policy for allocating between cash and non-cash compensation, establishing the amount of equity awards or allocating equity awards between stock options, restricted shares and performance based restricted share units, but rather considers compensation in totality for each individual.

The Peer Group was selected in 2007 based on a recommendation by the consultant from publicly traded companies that are major competitors in the marketplace for talent for the applicable positions. The companies in the Peer Group included entities with revenues of between $1 billion and $7.5 billion, manufacturers and companies in the electronics, semiconductor and electronics manufacturing services industries. The Peer Group consisted of the following 15 companies:

•	Agilysys, Inc.
•	Anixter International Inc.
•	Amphenol Corporation
•	Bell Microproducts Inc.
•	Brightpoint, Inc.
•	CDW Corporation
•	Cooper Industries, Ltd.
•	Insight Enterprises, Inc.

•	Jabil Circuit, Inc.
•	Molex Incorporated
•	PC Connection, Inc.
•	Plexus Corp
•	ScanSource, Inc.
•	Synnex Corporation
•	Vishay Intertechnology, Inc.

Timing of Compensation Decisions

In order to reinforce performance feedback through compensation, beginning in 2011, our Compensation Committee began to make executive base salary compensation decisions in March of each year rather than effect changes to different compensation components at different times throughout the year. The Compensation Committee’s practice has been to review and approve stock-based awards to all eligible employees, including executive officers, once a year, on the date of the Compensation Committee’s regularly scheduled fourth quarter meeting and, with respect to stock options, at an exercise price equal to the closing price of the Company’s Common Shares as reported by the New York Stock Exchange on that date. The Company believes this practice is reasonable when followed on a consistent basis each year and does not time the grant of stock-based awards with the release of material nonpublic information. In order to make all performance and compensation reviews at the same time each year, stock-based awards were not granted in December 2010. Instead, the Compensation Committee postponed equity awards until March 2011.

2010 Compensation

Base Salary Compensation

Our Compensation Committee reviews base salaries for executive officers annually. In making salary determinations, the Compensation Committee considers the terms of any employment contract with the executive, the recommendations of the Chief Executive Officer (as to other executive officers), salary norms for persons in comparable positions in the executive’s Peer Group, the executive’s experience and scope of responsibility, and the Compensation Committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor). During its review of base salaries for executives, the Compensation Committee primarily considers market data provided by the consultant, the results of a review of the executive’s compensation relative to the Company’s other executive officers, the executive’s individual performance and the committee members’ own business experience and views on appropriate compensation levels.

Annual Cash-Based Incentive Compensation

The purpose of the annual incentive compensation plan is to align the interests of executive officers with our shareholders by motivating executive officers to achieve superior financial and operational performance that increases shareholder value. Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary earned during the fiscal year. The 2010 incentive compensation plan for Messrs. Fu and Adam and Ms. Delly was adopted by the Compensation Committee in March 2010. Our practice is to award cash incentive bonuses based upon performance goals. The following table sets forth the 2010 threshold, target, incremental and maximum performance goals, and the actual fiscal year financial results of the Company, for each of the executive officers:

	Corporate Performance Goals
Objective Level	Earnings Per Share Before Special Items(1)	Inventory Turns(2)	Revenue
Threshold	$1.17	6.5	$2.325 billion
Target	$1.27	7.0	$2.400 billion
Incremental	$1.37	7.5	$2.475 billion
Maximum	$1.47	8.0	$2.550 billion
Actual	$1.37	6.4	$2.402 billion

(1)	Earnings per share before special items excludes restructuring charges, net of tax.
(2)	Inventory turns is calculated as sales divided by average inventory for each of the four quarters ended December 31, 2010.

The following table sets forth the 2010 threshold, target, incremental and maximum cash incentive amount levels, as a percentage of salary, for each of the executives based on the Company’s achievement of each of the three performance goals above:

	2010 Incentive Amount as a Percentage of Salary Related to Achievement of Each of Three Corporate Performance Goals
Named Executive	Threshold	Target	Incremental	Maximum
Cary T. Fu	16.70%	41.67%	58.33%	75.00%
Donald F. Adam	8.30%	25.00%	33.33%	41.67%
Gayla J. Delly	12.50%	33.33%	45.83%	58.33%

The total incentive bonus award is determined according to the level of achievement of the corporate performance goals. The maximum incentive bonus for these executive officers was 225% for Mr. Fu, 125% for Mr. Adam and 175% for Ms. Delly.

At its March 2011 meeting, our Compensation Committee determined the extent to which the 2010 performance goals were achieved, and approved the amount of the award to be paid to each executive officer. The Compensation Committee determined that the executives had achieved the incremental performance in earnings per share before special items, below threshold performance in inventory turns and target performance in revenue. For each of the executives, we have set forth in the table below the amount of annual cash compensation earned and the corresponding percentage of their 2010 salary that the amount represented.

Named Executive	Amount of Cash Incentive Earned	% of Salary
Cary T. Fu	$740,000	100.00	%(1)
Donald F. Adam	$198,322	58.33	%(2)
Gayla J. Delly	$399,758	79.16	%(3)

(1)	Mr. Fu’s total cash incentive compensation of 100.00% consisted of the following percentages for each performance goal: 58.33% for earnings per share before special items, 0% for inventory turns and 41.67% for revenue.

(2)	Mr. Adam’s total cash incentive compensation of 58.33% consisted of the following percentages for each performance goal: 33.33% for earnings per share before special items, 0% for inventory turns and 25.00% for revenue.
(3)	Ms. Delly’s total cash incentive compensation of 79.16% consisted of the following percentages for each performance goal: 45.83% for earnings per share before special items, 0% for inventory turns and 33.33% for revenue.

Long-Term Equity-Based Incentive Compensation

Our Compensation Committee believes that equity-based incentive compensation is critical in motivating the long-term creation of shareholder value because it focuses executive attention on share price as the primary measure of the Company’s overall performance. In 2010, the Board adopted and our shareholders approved, the Benchmark Electronics, Inc. 2010 Omnibus Incentive Plan (the 2010 Plan), which superseded the Benchmark Electronics, Inc. 2000 Stock Awards Plan. However, our Compensation Committee did not grant any long-term incentive awards to our Named Executive Officers in 2010 as a result of its decision to begin making grants of such awards in March of the fiscal year to which they relate. For additional information regarding the decision to shift the timing of long-term incentive award grants, see “— Executive Compensation Policy — Timing of Compensation Decisions”. Beginning in 2011, our Compensation Committee awarded executive officers a combination of stock options, restricted shares and PSUs. To determine the amount for each executive, the Compensation Committee performed a subjective evaluation of each executive’s performance and responsibilities, and also considered market pay survey data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to each factor). Although our management may recommend the number of shares to be covered by equity awards granted to employees, the Compensation Committee approves the grant of all equity awards and does not delegate the timing of such grants. Equity award grants to our Chief Executive Officer and other executive officers are not made automatically each year. The amount and terms of equity awards already held by an executive officer generally are not significant factors in the Compensation Committee’s determination of whether and how many equity awards should be granted to the executive officer.

Stock Options — The Compensation Committee grants stock options at not less than 100% of the fair market value of the Common Shares on the date of grant. Because stock options provide value only in the event of share price appreciation, our Compensation Committee believes these awards are, by their nature, performance-based and are an important component of our executive compensation program.

Restricted Shares — Long-term equity-based incentive compensation awards also include time-based awards which vest over four years, to improve retention of executives and to enable a steadily-growing ownership stake in the Company to encourage long-term strategic performance.

Performance-Based Restricted Stock Units — Beginning in 2011, in addition to grants of stock options and restricted shares, the Compensation Committee added a PSU award to the long-term incentive compensation component of executive compensation. Our Compensation Committee believes the PSUs, which vest over four years subject to the achievement of measurable, absolute financial goals, will enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of risk taking. The financial goals were set by our Board, and include an annual revenue growth rate of 8% or more; operating income margins of 4.5% or more; and return on invested capital of 12% or more.

The long-term equity-based incentive compensation awards made in March 2011 were evenly balanced, with approximately one-third of the total value awarded in stock options, restricted shares and PSUs, respectively.

Deferred Compensation Benefits

In order to attract and retain key employees the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the Deferred Compensation Plan) which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pre-tax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a pre-determined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the Savings Plan). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation. All contributions to the Savings Plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Personal Benefits

The Company provides only minimal perquisites or other personal benefits to executive officers, consisting primarily of a portion of the cost of financial planning services, health club memberships and annual physical exams.

Other Matters

Share Ownership Guidelines

Our executive officers are subject to a share ownership requirement. During the term of his or her employment with the Company, our executive officers are expected to directly own Common Shares of the Company having a market value of at least (a) three times their annual base salary if he or she is President or Chief Executive Officer and (b) two times his or her annual base salary if he or she is Chief Financial Officer. Mr. Fu is in compliance with this ownership requirement. Our executive officers who have not yet achieved this ownership requirement (including Mr. Adam and Ms. Delly) are expected to retain 20% of the underlying shares of (a) each exercise of stock option grants and (b) each vesting of restricted share grants until such executive officer has achieved his or her respective ownership requirement.

Mr. Fu, who serves as Chairman of the Board, is also subject to an additional minimum share ownership requirement in his capacity as a director. Within three years after joining the Board, each director is required to directly own Common Shares of the Company with a market value of at least $100,000. Mr. Fu is in compliance with this share ownership requirement.

Analysis of Compensation Risk

During 2010 our Compensation Committee conducted an analysis of potential risks posed by the Company’s compensation program, asking, in essence, whether the program might encourage the executive officers to take unnecessary or excessive risks, or whether the program might encourage the manipulation of reported earnings. As part of its analysis the Compensation Committee also considered mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	Unsustainable fixed expense Retention challenges if too low	Management of expenses and increases Periodic market surveys
Annual Incentive Plan	Imprudent risk taking to maximize short-term reported financial results Earnings manipulation	Internal financial controls Award limits Long-term incentive awards at risk Share ownership guidelines Tied to independently audited results
Long-Term Equity-Based Incentive Plans	Imprudent risk taking to maximize short-term stock price Earnings manipulation	Award limits Share ownership guidelines Long vesting periods Internal financial controls Independent audit
Health & Insurance Benefits	Unsustainable fixed expense Retention challenges if too low	Management of expenses Periodic market surveys
Retirement Benefits (401k and Deferred Compensation Plans)	Unsustainable fixed expense Retention challenges if too low Legal compliance risks	Management of expenses Limited non-qualified retirement benefits Third party professional advisors, periodic market surveys
Severance Plans	Unsustainable fixed expense	Limitations within employment, severance and change of control agreements Award limits
Perquisites & Expatriate Benefits	Unsustainable fixed expense Retention challenges if too low	Management of expenses Periodic market surveys

Based on its analysis the Compensation Committee determined that our compensation program is unlikely to motivate inappropriate risk-taking.

IRS Limits on Deductibility of Compensation

An income tax deduction under Section 162(m) of the Internal Revenue Code will generally be available for annual compensation in excess of $1 million paid to the executive officers (other than the Chief Financial Officer) only if that compensation is “performance-based” and complies with certain other tax law requirements. Although our Compensation Committee considers deductibility issues when approving executive compensation elements, we believe that the other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Compensation Committee may make compensation decisions without regard to deductibility when it believes it is in the best interests of the Company and our shareholders to do so.

REPORT OF COMPENSATION COMMITTEE

Our executive compensation program is administered by the Compensation Committee, a committee of the Board composed of non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board the compensation of our Chief Executive Officer, determining the compensation of our other executive officers and administering our employee benefit plans. None of the members of the Compensation Committee has any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members. Our Compensation Committee operates under a written charter previously approved by the Board.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the CD&A) for the year ended December 31, 2010 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2010 for filing with the SEC.

SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Clay C. Williams, Chair
Laura W. Lang
Bernee D. L. Strom

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our Chief Executive Officer and our other two executive officers for 2010 (our Named Executive Officers).

Summary Compensation Table

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Cary T. Fu Chief Executive Officer (PEO)	2010	$740,000	$—	$—	$740,000	$10,124	$1,490,124
	2009	700,000	343,980	731,700	933,800	9,524	2,719,004
	2008	671,154	376,610	463,000	112,083	9,324	1,632,171
Donald F. Adam Chief Financial Officer (PFO)	2010	340,000	—	—	198,322	10,124	548,446
	2009	300,000	133,770	284,550	199,890	9,524	927,734
	2008	282,692	161,168	185,200	23,463	9,324	661,847
Gayla J. Delly President	2010	505,000	—	—	399,758	10,124	914,882
	2009	485,000	210,210	447,150	485,000	9,524	1,636,884
	2008	470,096	241,752	277,800	58,762	9,324	1,057,734

(1)	The amounts reflect the aggregate grant date fair value of stock option and restricted stock grants during the fiscal years ended December 31, 2010, 2009 and 2008, respectively, computed in accordance with in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, pursuant to the Company’s stock awards plan. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2010, 2009 and 2008 are included in footnote 1(m) to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011. During 2010, the Company did not grant any equity awards to our Named Executive Officers.
(2)	The amounts shown in this column reflect cash incentive bonuses paid to our Named Executive Officers pursuant to the Company’s annual incentive compensation plans. The amounts include cash bonuses earned in year of service regardless of when paid.
(3)	For fiscal year ended December 31, 2010, the “All Other Compensation” column includes (a) $9,800 paid by the Company pursuant to the Company’s Savings Plan to each of our Named Executive Officers (under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s eligible compensation), and (b) payments by the Company of premiums of $324 for term life insurance on behalf of each of our Named Executive Officers.

Employment Agreements

The Company has entered into employment agreements with each of Messrs. Fu and Adam and Ms. Delly. The agreements provide for annual base salaries, subject to increases from time to time as determined by the Compensation Committee. These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive. Effective March 3, 2010, Mr. Fu’s current annual base salary was $750,000, Ms. Delly’s current annual base salary was $510,000 and Mr. Adam’s current annual based salary was $350,000. Effective March 2, 2011, the Compensation Committee increased Mr. Fu’s annual base salary to $775,000, increased Ms. Delly’s annual base salary to $530,000 and increased Mr. Adam’s annual base salary to $370,000.

In addition to annual base salaries, each employment agreement provides for payment of bonuses if the Company attains or exceeds its corporate performance goals which are specified each year by the Compensation Committee. A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the Compensation Committee is set forth in “Compensation Discussion and Analysis — 2010 Compensation  — Annual Cash-Based Incentive Compensation”.

Each employment agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances. A more detailed discussion of the severance terms is set forth in “— Potential Payments Upon Termination or Change in Control”.

Each employment agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the employment agreement and for two years thereafter as well as a confidentiality covenant of indefinite length.

Grants of Plan-Based Awards

The Benchmark Electronics, Inc. 2000 Stock Awards Plan (the 2000 Plan) and the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (the 2010 Plan) authorize the Company, upon recommendation of the Compensation Committee, to grant a variety of types of awards, including stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance compensation awards, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company. Stock options are granted with an exercise price equal to the market price of the Company’s common shares on the date of grant, have a term of ten years and, unless otherwise provided in the applicable award agreement, vest over a four-year period from the date of grant, subject to the continued employment of the employee by the Company. Restricted shares and phantom stock awards granted to employees, unless otherwise provided in the applicable award agreement, vest over a four-year period from the date of grant, subject to the continued employment of the employee by the Company. The 2000 Plan expired on February 16, 2010 and no additional grants can be made under that plan. The 2010 Plan was approved by the Company’s shareholders on May 18, 2010 and replaced the 2000 Plan. As of December 31, 2010, the Company had equity awards outstanding with respect to 4.7 million Common Shares under the Company’s 2000 and 2010 Plans, and 5.1 million additional common shares are available for issuance under the Company’s 2010 Plan.

The following table sets forth information concerning estimated possible payouts under cash incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2010. During 2010, the Company did not grant any equity awards. Accordingly, these columns have been omitted. For additional information regarding the Compensation Committee’s decision to shift the timing of long-term incentive award grants, see “Compensation Discussion and Analysis — Executive Compensation Policy — Timing of Compensation Decisions”.

2010 Grants of Plan-Based Awards

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Cary T. Fu	03/02/10	$370,740	$925,000	$1,665,000
Donald F. Adam	03/02/10	84,660	255,000	425,000
Gayla J. Delly	03/02/10	189,375	505,000	883,750

(1)	The information included in the “Threshold”, “Target” and “Maximum” columns represent the range of potential payout under the 2010 incentive compensation plan for Messrs. Fu and Adam and Ms. Delly adopted by the Compensation Committee in March 2010.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers at December 31, 2010.

	Option Awards				Stock Awards			Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Cary T. Fu	67,500	—		$9.01	07/24/11
	112,499	—		$11.44	08/01/12
	75,000	—		$24.13	12/11/13
	75,000	—		$23.37	11/30/14
	75,000	—		$23.22	01/10/16
	50,000	—		$26.84	11/15/16
	25,000	25,000	(1)	$17.22	12/05/17
	20,000	80,000	(2)	$12.64	12/10/18
	22,500	67,500	(3)	$19.11	12/09/19
	—	—		—	—	26,750	(4)	$485,780
Donald F. Adam	16,874	—		$15.77	02/18/13
	15,000	—		$24.13	12/11/13
	15,000	—		$23.37	11/30/14
	15,000	—		$23.22	01/10/16
	20,000	—		$26.84	11/15/16
	10,000	10,000	(1)	$17.22	12/05/17
	8,000	32,000	(2)	$12.64	12/10/18
	8,750	26,250	(3)	$19.11	12/09/19
	—	—		—	—	10,850	(4)	$197,036
Gayla J. Delly	33,750	—		$8.46	01/02/12
	44,999	—		$15.77	02/18/13
	30,000	—		$24.13	12/11/13
	37,500	—		$23.37	11/30/14
	45,000	—		$23.22	01/10/16
	30,000	—		$26.84	11/15/16
	15,000	15,000	(1)	$17.22	12/05/17
	12,000	48,000	(2)	$12.64	12/10/18
	13,750	41,250	(3)	$19.11	12/09/19
	—	—		—	—	16,650	(4)	$302,364

(1)	Options granted December 5, 2007 with an exercise price of $17.22 will vest as follows.

Vesting Date	Cary T. Fu	Donald F. Adam	Gayla J. Delly
December 5, 2011	25,000	10,000	15,000
(2)	Options granted December 10, 2008 with an exercise price of $12.64 will vest as follows.

Vesting Date	Cary T. Fu	Donald F. Adam	Gayla J. Delly
December 10, 2011	30,000	12,000	18,000
December 10, 2012	50,000	20,000	30,000
	80,000	32,000	48,000

(3)	Options granted December 9, 2009 with an exercise price of $19.11 will vest as follows.

Vesting Date	Cary T. Fu	Donald F. Adam	Gayla J. Delly
December 9, 2011	22,500	8,750	13,750
December 9, 2012	22,500	8,750	13,750
December 9, 2013	22,500	8,750	13,750
	67,500	26,250	41,250
(4)	The following table provides the number of unvested restricted stock awards by vesting date held by our Named Executive Officers at December 31, 2010.

Vesting Date	Cary T. Fu	Donald F. Adam	Gayla J. Delly
March 17, 2011	2,125	1,000	1,500
December 9, 2011	4,500	1,750	2,750
December 10, 2011	4,500	1,800	2,700
March 17, 2012	2,125	1,000	1,500
December 9, 2012	4,500	1,750	2,750
December 10, 2012	4,500	1,800	2,700
December 9, 2013	4,500	1,750	2,750
	26,750	10,850	16,650

2010 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options and vesting of restricted shares by our Named Executive Officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cary T. Fu	45,000	$385,406	17,750	$325,148
Donald F. Adam	—	$—	7,350	$135,657
Gayla J. Delly	22,500	$192,209	11,150	$205,623

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Non-Qualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of “compensation” (commission and such other cash compensation or equity compensation approved by the Compensation Committee) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. Deferred amounts, together with any investment return (positive or negative) may be distributed either at a pre-determined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Ending Balance at Last FYE ($)
Cary T. Fu	$921,889	$—	$1	$—	$1,215,964
Donald F. Adam	16,923	—	2,351	—	32,772
Gayla J. Delly	73,712	—	8,521	—	113,490

(1)	These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the summary compensation table in this proxy statement.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of our Named Executive Officers that will require the payment of severance by the Company if the applicable executive’s employment is terminated (i) by the Company without cause or (ii) by the executive for “good reason”. The severance to be paid is equal to the sum of (a) 100% of the executive’s annual base salary and (b) a prorated bonus for the year of termination, payable in lump sum six months after termination. In addition, the Company will pay an amount sufficient to pay any excise taxes levied under Section 280G of the Internal Revenue Code in conjunction with the severance payment. Under the employment agreements, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary greater than ten percent (10%), or annual bonus or long-term incentive compensation opportunity, (iii) a change of control, but only if the executive terminates his employment, for any reason, within 90 days after the date of such change of control, or (iv) a material breach by the Company of any other provision of the employment agreements that is not cured after written notice by the executive.

In addition, the Company will provide continuation of medical, dental, health and other welfare benefits for one year after the termination of employment. Additionally, the agreements provide payment of severance upon the executive’s death or disability, in an amount equal to 100% of the executive’s annual base salary plus a prorated bonus, in a lump sum payment six months after the date of termination. Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination.

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination Upon a Change in Control

The table below reflects the amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination by the executives for good reason and termination following a change of control in accordance with the employment agreements. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. The Named Executive Officers will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Savings Plan and the Deferred Compensation Plan, in which our Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Options(3)	Accelerated Vesting of Stock Awards(4)
Cary T. Fu	$1,490,000	$14,000	$465,100	$485,750
Donald F. Adam	548,322	14,000	186,040	197,036
Gayla J. Delly	909,758	14,000	279,060	302,364

(1)	Payment based on executive’s annual base salary and bonus as of December 31, 2010. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.
(2)	Estimated cost to the Company of providing medical, dental, health and other welfare benefits for one year after the termination of employment based on average annual cost per employee.
(3)	The value of the accelerated vesting benefit equals the number of shares as to which the in-the-money stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of the Company’s Common Shares on December 31, 2010 and the exercise price per share for the affected options.
(4)	The value of the accelerated vesting benefit equals the number of restricted share awards that would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the closing price per share of the Company’s Common Shares on December 31, 2010.

Potential Payments Upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of the executive’s separation from the Company.

Name	Lump Sum Payment Attributable to Salary(1)	Lump Sum Payment Attributable to Cash Incentive Bonus(1)
Cary T. Fu	$750,000	$740,000
Donald F. Adam	350,000	198,322
Gayla J. Delly	510,000	399,758

(1)	Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2010. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company. For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

In addition, directors are subject to a minimum share ownership requirement. Within three years after joining the Board, each director is required to directly own Common Shares of the Company with a market value of at least $100,000. All of the Company’s directors are in compliance with this ownership requirement.

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation as determined by the Board upon the recommendation of the Compensation Committee.

Annual Board Retainer(1)	$60,000
Annual Committee Chair Retainer(1)	$5,000
Annual Presiding Director Retainer(1)	$5,000
Payment per Board meeting attended in person	$1,000
Payment per series of Committee meetings attended in person	$1,000
Payment per Committee meeting attended in person as Chair of Committee	$1,000
Payment per executive session attended in person as Presiding Director	$1,000

(1)	Payable quarterly.

The Company also reimburses its non-employee directors for their reasonable travel expenses in attending such meetings.

Stock Option Program for Non-Employee Directors

In December 1994, the Board adopted the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors (the 1994 Plan) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 1994 Plan). The purpose of the 1994 Plan was to encourage ownership of the Company’s Common Shares by eligible non-employee directors of the Company, to provide increased incentive for such directors to render services and to exert maximum effort for the business success of the Company and to further strengthen the identification of directors with the shareholders of the Company. The 1994 Plan terminated in December 2004. The 1994 Plan was replaced by the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the 2002 Plan), and no additional grants may be made under the 1994 Plan. As of December 31, 2010, the Company had outstanding options with respect to 13,500 Common Shares under the 1994 Plan.

After giving effect to the Company’s stock splits in 2003 and 2006, the 2002 Plan, as amended, provides for the granting of a stock option to purchase up to 15,750 Common Shares upon the occurrence of the non-employee director’s election or reelection to the Board. The maximum number of Common Shares for which options may be granted under the 2002 Plan is 675,000, after giving effect to the Company’s stock splits in 2003 and 2006. No awards may be granted under the 2002 Plan after the expiration of ten years from February 26, 2002, the date of its adoption by the Board. The 2002 Plan remains in effect as to awards made prior to the expiration of ten years until such awards have been satisfied or have expired. All awards under the 2002 Plan are fully vested upon the date of grant. The exercise price per common share of options granted under the 2002 Plan will be the fair market value of a Common Share on the date such option is granted.

During 2010, 60,500 options were granted to non-employee directors under the 2002 Plan to purchase Common Shares at an exercise price of $19.41 per share. As of December 31, 2010, the Company had outstanding options with respect to 385,250 Common Shares under the 2002 Plan.

2010 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during the fiscal year ended December 31, 2010. The Company did not grant any stock awards to any of our non-employee directors during 2010 and none of our directors is covered by a non-equity incentive plan, a pension plan or a nonqualified deferred compensation plan; accordingly these columns have been omitted.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Michael R. Dawson	$77,000	$90,300	$167,300
Peter G. Dorflinger	71,896	90,300	162,196
Douglas G. Duncan	77,000	90,300	167,300
Laura W. Lang	69,896	94,815	164,711
Bernee D.L. Strom	73,104	90,300	163,404
Clay C. Williams	73,104	90,300	163,404

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010 in accordance with FASB ASC Topic 718. As of December 31, 2010, each of the non-employee directors had the following number of options outstanding: Mr. Dawson: 50,000; Mr. Dorflinger: 120,500; Mr. Duncan: 50,000; Ms. Lang: 68,250; Ms. Strom: 80,000; and Mr. Williams: 30,000.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote on the compensation of our Named Executive Officers. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the Securities and Exchange Commission, we are providing our shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

This say-on-pay vote is advisory only and not binding on the Company, the Compensation Committee or the Board. Although the vote is advisory, our Compensation Committee and Board value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

Recommendation

The Board recommends that shareholders vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking shareholder preference as to the frequency of future shareholder advisory votes on the compensation of the Company’s Named Executive Officers (the “say-on-pay” vote described above in Proposal 2). The Company is required by Section 14A of the Securities Exchange Act of 1934 to include a say-on-pay vote in proxy statements for its annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say-on-pay vote. The Board is asking whether the say-on-pay vote should occur every year, every two years or every three years.

The Board has determined that an annual say-on-pay vote is the most appropriate alternative for the Company at this time. In formulating its recommendation, the Board considered that an annual advisory say-on-pay vote will allow shareholders to provide direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year and will be most useful to the Board. Accordingly, the Board recommends an annual say-on-pay vote.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory say-on-pay vote preferred by shareholders. This “say-on-frequency” vote is advisory only and not binding on the Company or the Board. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a “say-on-pay” vote of shareholders in the future.

Recommendation

The Board recommends that shareholders vote “FOR” the option of “EVERY ONE YEAR” as the future frequency with which shareholders will be provided an advisory vote on the compensation of our Named Executive Officers.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR an annual advisory vote on the compensation of our Named Executive Officers.

COMMON SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of March 25, 2011, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group.

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
Cary T. Fu 3000 Technology Drive Angleton, Texas 77515	1,103,110	(2)	1.8%
Donald F. Adam 3000 Technology Drive Angleton, Texas 77515	140,789	(3)	(4)
Gayla J. Delly 3000 Technology Drive Angleton, Texas 77515	321,148	(5)	(4)
Michael R. Dawson 16 St. Christopher Court Sugar Land, Texas 77479	60,000	(6)	(4)
Peter G. Dorflinger One Carolane Trail Houston, Texas 77024	155,750	(7)	(4)
Douglas G. Duncan 3589 Classic Drive South Memphis, Tennessee 38125	58,850	(8)	(4)
Laura W. Lang 800 Boylston Street Boston, Massachusetts 02199	74,250	(9)	(4)
Bernee D.L. Strom 5505 Lake Washington Blvd., N.E. #3B Kirkland, Washington 98033	84,750	(10)	(4)
Clay C. Williams 7909 Parkwood Circle Drive Houston, Texas 77036	40,000	(11)	(4)
Directors and executive officers as a group (9 persons)	2,038,647	(12)	3.3%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	6,025,580	(13)(14)	9.9%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	5,210,641	(13)(15)	8.5%

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
BlackRock Inc. 45 Freemont Street, 17th Floor San Francisco, California 94105	4,895,610	(13)(16)	8.0%
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	4,125,160	(13)(17)	6.7%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	3,685,948	(13)(18)	6.0%
Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,059,159	(13)(19)	5.0%

(1)	Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the Common Shares listed, subject to community property laws.
(2)	Includes (i) 522,499 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011, (ii) 49,944 shares of restricted stock, of which Mr. Fu has voting power but not dispositive power, and (iii) 252,968 shares held by a grantor remainder annuity trust of which Mr. Fu is trustee.
(3)	Represents (i) 108,624 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011 and (ii) 25,565 shares of restricted stock, of which Mr. Adam has voting power but not dispositive power.
(4)	Less than 1%.
(5)	Includes (i) 261,999 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011 and (ii) 37,850 shares of restricted stock, of which Ms. Delly has voting power but not dispositive power.
(6)	Includes 50,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(7)	Includes 107,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(8)	Includes 50,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(9)	Includes 68,250 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(10)	Includes 80,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(11)	Includes 30,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(12)	Includes 1,278,372 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2011.
(13)	Based solely on information filed with the SEC.
(14)	The Company has been advised in a Schedule 13G filing dated as of February 2, 2011 as follows with respect to these shares: (i) Franklin Advisory Services, LLC has sole power to vote or to direct the vote of 5,870,580 shares and sole power to dispose or to direct the disposition of 6,025,580 shares and (ii) Franklin Advisory Services, LLC holds such shares in its capacity as investor advisor and other. According to the filed Schedule 13G, Charles B. Johnson and Rupert H. Johnson Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources Inc. and could therefore be deemed as beneficial owners of the reported shares.

(15)	The Company has been advised in a Schedule 13G filing dated as of February 11, 2011 as follows with respect to these shares: (i) Dimensional Fund Advisors LP has sole power to vote or to direct the vote of 5,131,411 shares and sole power to dispose or to direct the disposition of 5,210,641 shares and (ii) Dimensional Fund Advisors LP holds such shares in its capacity as investor advisor.
(16)	The Company has been advised in a Schedule 13G filing dated as of February 2, 2011 as follows with respect to these shares: (i) BlackRock, Inc. has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 4,895,610 shares and (ii) BlackRock, Inc. holds such shares in its capacity as investor advisor.
(17)	The Company has been advised in a Schedule 13G filing dated as of January 12, 2011 as follows with respect to these shares: (i) Royce & Associates, LLC has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 4,125,160 shares and (ii) Royce & Associates, LLC holds such shares in its capacity as investor advisor.
(18)	The Company has been advised in a Schedule 13G filing dated as of February 14, 2011 as follows with respect to these shares: (i) FMR LLC is the parent holding company of Fidelity Management & Research Company (Fidelity), (ii) Fidelity holds 3,685,948 such shares in its capacity as investor advisor to certain investment companies, (iii) Edward C. Johnson, III, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and certain Fidelity funds each has the sole power to dispose or to direct the disposition of 3,685,948 shares owned by the funds and (iv) neither FMR LLC nor Edward C. Johnson, III, Chairman of FMR LLC, has the sole power to vote or to direct the vote of the shares owned directly by the Fidelity Funds, which power resides with such funds’ Board of Trustees; Fidelity carries out the voting of the shares under written guidelines established by such funds’ Board of Trustees. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.
(19)	The Company has been advised in a Schedule 13G filing dated as of February 10, 2011 as follows with respect to these shares: (i) Vanguard Group, Inc. has sole power to vote or to direct the vote of 98,409 shares, shared power to dispose or to direct the disposition of 98,409 shares and sole power to dispose or to direct the disposition of 2,960,750 shares and (ii) Vanguard Group, Inc. holds such shares in its capacity as investor advisor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations provided to the Company by such persons, for the fiscal year beginning January 1, 2010 and ending December 31, 2010 all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten-percent beneficial owners were satisfied in a timely manner, except for Mr. Kenneth Barrow who filed a late Form 4 on December 29, 2010 with respect to a transaction on December 15, 2010.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed KPMG LLP as the independent public accounting firm of the Company for the year ending December 31, 2011. The shareholders will be asked to ratify the appointment of KPMG LLP at the Meeting. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Representatives of KPMG LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Board is responsible for providing independent, objective oversight of management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls). The Audit Committee operates under a written charter, previously approved by the Board. The Audit Committee met twelve times during 2010 and each member attended at least 75% of the meetings during the period in which he was a member of such committee. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our internal auditors, and our independent registered public accounting firm, KPMG LLP.

Management is responsible for the Company’s internal controls and financial reporting process. In carrying out its oversight responsibilities, the Audit Committee has sole authority for selection and retention of the Company’s independent accountants, subject to annual shareholder ratification. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG LLP to review and discuss the December 31, 2010 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent accountants the matters required by the Public Company Accounting Oversight Board (PCAOB) rules. The Audit Committee also received written disclosures and the letter from the independent accountants required by the PCAOB rules regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee currently is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees. Mr. Dawson qualifies as an “audit committee financial expert” under the rules of the SEC. Please see the information under the caption “Nominees for Election” for Mr. Dawson’s financial experience.

Based upon the Audit Committee’s review of the audited consolidated financial statements, discussions with management, our internal auditor and the independent accountants, and the Audit Committee’s review of the representations of management and discussions with the independent accountants as set forth above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011.

The following table presents fees for professional services provided by KPMG LLP for 2010 and 2009, all of which were pre-approved by the Audit Committee.

	2010	2009
Audit Fees(1)	$1,894,615	$2,065,887
Audit-Related Fees(2)	13,289	25,169
Tax Fees(3)	240,972	299,154
All other fees(4)	—	—
Total fees	$2,148,876	$2,390,210

(1)	Includes fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the years ended December 31, 2010 and 2009, the audit of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting, statutory audits required internationally and services rendered by KPMG LLP related to regulatory filings with the Securities and Exchange Commission.

(2)	Includes fees billed for professional services rendered by KPMG LLP for agreed upon procedures.
(3)	Includes fees billed for professional services rendered by KPMG LLP for domestic and international income tax planning, compliance, expatriate and executive tax work, and tax work related to foreign entity statutory audits.
(4)	There were no other fees billed by KPMG LLP for other professional services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent registered public accounting firm. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm throughout the year, as well as fee ranges for each specific service, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Unless a type of service to be provided by the independent registered public accountant has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the Audit Committee specifically approves the provision of such services for a different period. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent registered public accounting firm ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee or its designee.

The Audit Committee of the Company’s Board has considered whether the services provided by KPMG LLP as they related to other non-audit services are compatible with maintaining the accounting firm’s independence. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of KPMG LLP as the Company’s registered public accounting firm.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Michael R. Dawson, Chair
Peter G. Dorflinger
Douglas G. Duncan

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations and no additional compensation will be paid to such individuals. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2012 Annual Meeting of the Shareholders, such proposals must be received at the Company’s principal executive offices no later than December 6, 2011. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2012 Annual Meeting of the Shareholders must deliver the proposal at the Company’s principal executive offices no later than February 4, 2012.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and the Company’s 2010 Annual Report are available at http://www.bench.com/viewer/investor_annual_reports.asp.

FORM 10-K

A copy of our 2010 Annual Report to Shareholders, which excludes exhibits, but includes our financial statements for fiscal year 2010, is enclosed with this Proxy Statement. The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to act promptly to vote your shares.

By order of the Board of Directors,
/s/ Kenneth S. Barrow Kenneth S. Barrow General Counsel and Secretary

BENCHMARK ELECTRONICS, INC.

3000 TECHNOLOGY DR.
ANGLETON, TX 77515

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of informa ion up until 11:59 P.M. Eastern Time the day before he cut-off date or mee ing date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or he Internet. To sign up for electronic delivery, please follow the instructions above to vote using he Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time he day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Cary T. Fu 02 Michael R. Dawson 03 Peter G. Dorflinger 04 Douglas G. Duncan 05 Bernee D. L. Strom
06 Clay C. Williams

The Board of Directors recommends you vote FOR the following proposal:

		For	Abstain
2	Board proposal regarding an advisory vote on named executive officer compensation.	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
3	Board proposal regarding an advisory vote on the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

BENCHMARK ELECTRONICS, INC.
Annual Meeting of Shareholders
May 17, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The 2011 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the "Company") will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Tuesday, May 17, 2011, beginning at 10 00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated April 4, 2011, accompanying this proxy.

The undersigned hereby appoints Cary T. Fu, Gayla J. Delly, and Donald F. Adam, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise act on behlaf of the undersigned at the 2011 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. IF NO DISCRETION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR D RECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2012 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THE R SUCCESSORS ARE DULY ELECTED AND QUALIF ED, FOR THE RESOLUTION APPROV NG THE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2010 AS DISCLOSED N THIS PROXY STATEMENT, FOR CONDUCTING FUTURE ADVISORY VOTES ON COMPENSATION OF THE COMPANY'S NAMED NAMED EXECUTIVE OFFICERS ANNUALLY AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNT NG F RM OF THE COMPANY FOR THE YEAR END NG DECEMBER 31, 2011.

Continued and to be signed on reverse side